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                                                                    EXHIBIT 99.2
CONTACT: Investors & Analysts
         Heidi Flannery
         Fair Isaac
         (800)213-5542
         investor@fairisaac.com


                    FAIR ISAAC CORPORATION PRICES OFFERING OF
               $350 MILLION 1.5% SENIOR CONVERTIBLE NOTES DUE 2023

      July 31, 2003 (San Rafael, California, USA) - Fair Isaac Corporation (NYSE: FIC) announced today the pricing of its offering of $350 million aggregate principal amount of its 1.5% Senior Convertible Notes due August 15, 2023 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the "Securities Act"). The sale of the notes is expected to close on August 6, 2003. The company has also granted the initial purchasers a 13-day option beginning on the date of initial issuance of the notes to purchase up to an additional $50 million principal amount of notes.

      The notes will bear regular interest at an annual rate of 1.5%. Regular interest will be payable semi-annually through August 15, 2008 and thereafter will accrue and be due and payable only upon the earlier to occur of redemption, repurchase or final maturity. Contingent interest will accrue at the rate of 0.25% per annum beginning August 15, 2008 if the average trading price of a note for the five trading day period immediately preceding the first day of the applicable six-month period equals 120% or more of the sum of the principal amount of the note plus accrued and unpaid regular interest thereon.

      The notes will be convertible prior to maturity, if certain conditions are satisfied, into shares of Fair Isaac's common stock at a conversion price of $65.93 per share (an effective conversion rate of approximately 15.1679 shares per $1,000 principal amount of notes), subject to certain adjustments. The initial conversion price represents a 22% percent premium to the closing price on The New York Stock Exchange on July 31, 2003, which was $54.04 per share.

      Holders of the notes will have the right to require Fair Isaac to repurchase the notes on August 15 of 2007, 2008, 2013 and 2018 at a price of 100 percent of their principal amount, plus accrued and unpaid interest. Fair Isaac may redeem the notes for cash on and after August 15, 2008 at a price equal to 100 percent of their principal amount, plus accrued and unpaid interest.

      The company intends to use the net proceeds from the offering for working capital and general corporate purposes, as well as for the repurchase of shares of its common stock pursuant to its previously announced Board authorization to purchase up to 2 million shares in market and private transactions (including the 1,000,000 shares that the company has agreed to purchase at an aggregate purchase price of approximately $54.0 million from one of the initial purchasers in connection with the offering of the notes). The company may also use the net proceeds for the acquisition of businesses, products, product rights or technologies and the redemption, repurchase or repayment of other existing indebtedness.

      This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
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      The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.